SEC 1745 (02-02)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: November 30, 2002
SCHEDULE 13G (Rule 13d-102)	Estimated average burden hours per response. . 11

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No.    )*

Cognizant Technology Solutions Corporation

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

192446102

(CUSIP Number)

February 12, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[X]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 16 Pages

CUSIP No. 192446102		Page 2 of 16 Pages

1.	Names of Reporting Person S.S. OR I.R.S. Identification No. of above person Citadel Limited Partnership

2.	Check the Appropriate Box if a Member of a Group*
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

11.	Percent of Class Represented by Amount in Row (9) 0.0% as of the date of this filing.

12.	Type of Reporting Person* PN; HC

Page 2 of 16 Pages

CUSIP No. 192446102		Page 3 of 16 Pages

1.	Names of Reporting Person S.S. OR I.R.S. Identification No. of above person GLB Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group*
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited partnership U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

11.	Percent of Class Represented by Amount in Row (9) 0.0% as of the date of this filing.

12.	Type of Reporting Person* PN; HC

Page 3 of 16 Pages

CUSIP No. 192446102		Page 4 of 16 Pages

1.	Names of Reporting Person S.S. OR I.R.S. Identification No. of above person Citadel Investment Group, L.L.C.

2.	Check the Appropriate Box if a Member of a Group*
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware limited liability company U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

11.	Percent of Class Represented by Amount in Row (9) 0.0% as of the date of this filing.

12.	Type of Reporting Person* OO; HC

Page 4 of 16 Pages

CUSIP No. 192446102		Page 5 of 16 Pages

1.	Names of Reporting Person S.S. OR I.R.S. Identification No. of above person Kenneth Griffin

2.	Check the Appropriate Box if a Member of a Group*
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

11.	Percent of Class Represented by Amount in Row (9) 0.0% as of the date of this filing.

12.	Type of Reporting Person* IN; HC

Page 5 of 16 Pages

CUSIP No. 192446102		Page 6 of 16 Pages

1.	Names of Reporting Person S.S. OR I.R.S. Identification No. of above person Citadel Wellington Partners L.P.

2.	Check the Appropriate Box if a Member of a Group*
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Illinois limited partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

11.	Percent of Class Represented by Amount in Row (9) 0.0% as of the date of this filing.

12.	Type of Reporting Person* PN; HC

Page 6 of 16 Pages

CUSIP No. 192446102		Page 7 of 16 Pages

1.	Names of Reporting Person S.S. OR I.R.S. Identification No. of above person Citadel Kensington Global Strategies Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group*
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

11.	Percent of Class Represented by Amount in Row (9) 0.0% as of the date of this filing.

12.	Type of Reporting Person* CO; HC

Page 7 of 16 Pages

CUSIP No. 192446102		Page 8 of 16 Pages

1.	Names of Reporting Person S.S. OR I.R.S. Identification No. of above person Citadel Antaeus International Investments Ltd.

2.	Check the Appropriate Box if a Member of a Group*
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

11.	Percent of Class Represented by Amount in Row (9) 0.0% as of the date of this filing.

12.	Type of Reporting Person* CO; HC

Page 8 of 16 Pages

CUSIP No. 192446102		Page 9 of 16 Pages

1.	Names of Reporting Person S.S. OR I.R.S. Identification No. of above person Citadel Equity Fund Ltd.

2.	Check the Appropriate Box if a Member of a Group*
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

11.	Percent of Class Represented by Amount in Row (9) 0.0% as of the date of this filing.

12.	Type of Reporting Person* CO

Page 9 of 16 Pages

CUSIP No. 192446102		Page 10 of 16 Pages

1.	Names of Reporting Person S.S. OR I.R.S. Identification No. of above person Hera International Investments Ltd.

2.	Check the Appropriate Box if a Member of a Group*
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power See Row 6 above.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person See Row 6 above.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

11.	Percent of Class Represented by Amount in Row (9) 0.0% as of the date of this filing.

12.	Type of Reporting Person* CO

Page 10 of 16 Pages

CUSIP No. 192446102	Page 11 of 16 Pages

Item 1.
(a)	Name of Issuer Cognizant Technology Solutions Corporation
(b)	Address of Issuer's Principal Executive Offices: 500 Glenpointe Centre West Teaneck, New Jersey 07666

Item 2.
(a)	Name of Person Filing
(b)	Address of Principal Business Office
(c)

Citizenship
Citadel Limited Partnership
225 W. Washington
9th Floor
Chicago, Illinois 60606
Illinois limited partnership

GLB Partners, L.P.
225 W. Washington
9th Floor
Chicago, Illinois 60606
Delaware limited partnership

Citadel Investment Group, L.L.C.
225 W. Washington
9th Floor
Chicago, Illinois 60606
Delaware limited liability company

Kenneth Griffin
225 W. Washington
9th Floor
Chicago, Illinois 60606
U.S. Citizen

Citadel Wellington Partners L.P.
c/o Citadel Investment Group, L.L.C.
225 W. Washington
9th Floor
Chicago, Illinois 60606
Illinois limited partnership

Page 11 of 16 Pages

CUSIP No. 192446102	Page 12 of 16 Pages

Citadel Kensington Global Strategies Fund Ltd.
c/o Citadel Investment Group, L.L.C.
225 W. Washington
9th Floor
Chicago, Illinois 60606
Bermuda company

Citadel Antaeus International Investments Ltd.
c/o Citadel Investment Group, L.L.C.
225 W. Washington
9th Floor
Chicago, Illinois 60606
Cayman Islands company

Citadel Equity Fund Ltd.
c/o Citadel Investment Group, L.L.C.
225 W. Washington
9th Floor
Chicago, Illinois 60606
Cayman Islands company

Hera International Investments Ltd.
c/o Citadel Investment Group, L.L.C.
225 W. Washington
9th Floor
Chicago, Illinois 60606
Cayman Islands company

	(d)	Title of Class of Securities: Class A Common Stock, par value $0.01 per share

	(e)	CUSIP Number: 192446102

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
		(a)	[ ]	Broker or dealer registered under Section 15 of the Exchange Act;
		(b)	[ ]	Bank as defined in Section 3(a)(6) of the Exchange Act;
		(c)	[ ]	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

Page 12 of 16 Pages

CUSIP No. 192446102	Page 13 of 16 Pages

(d)	[ ]	Investment company registered under Section 8 of the Investment Company Act;
(e)	[ ]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	[ ]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	[ ]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	[ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	[ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.	Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
CITADEL WELLINGTON PARTNERS L.P.
CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.
CITADEL ANTAEUS INTERNATIONAL INVESTMENTS LTD.
CITADEL EQUITY FUND LTD.
HERA INTERNATIONAL INVESTMENTS LTD.

	(a)	Amount beneficially owned: 0
	(b)	Percent of class: 0.0% as of the date of this filing.(1)

(1) The obligation to file this Schedule 13G arose on February 12, 2003.  The Reporting Persons have subsequently reduced their beneficial ownership to the currently reported percentage.  At no time since February 12, 2003 have the Reporting Persons been the beneficial owners of greater than 10% of the Company's outstanding Common Stock as determined in accordance with Rule 13d of the Securities Exchange Act of 1934.

Page 13 of 16 Pages

CUSIP No. 192446102	Page 14 of 16 Pages

(c) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote: 0
(ii) Shared power to vote or to direct the vote: See item (a) above.
(iii) Sole power to dispose or to direct the disposition of: 0
(iv) Shared power to dispose or to direct the disposition of: See item (a) above.

Item 5.	Ownership of Five Percent or Less of a Class:

If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
See Item 2 above.

Item 8.	Identification and Classification of Members of the Group:
Not Applicable.

Item 9.	Notice of Dissolution of Group:
Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 14 of 16 Pages

CUSIP No. 192446102	Page 15 of 16 Pages

                After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 21st day of February, 2003

/s/ Kenneth Griffin
Kenneth Griffin

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Kenneth Griffin
	its General Partner		Kenneth Griffin, President

By:	Citadel Investment Group, L.L.C.,
	its General Partner	CITADEL ANTAEUS INTERNATIONAL
INVESMENTS LTD.
By:	/s/ Kenneth Griffin
	Kenneth Griffin, President	By:	Citadel Limited Partnership,
its Portfolio Manager

GLB PARTNERS, L.P.		By:	GLB Partners, L.P.,
its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CITADEL KENSINGTON GLOBAL		CITADEL EQUITY FUND LTD.
STRATEGIES FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Portfolio Manager		its Portfolio Manager

By:	GLB Partners, L.P,	By:	GLB Partners, L.P,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

Page 15 of 16 Pages

CUSIP No. 192446102	Page 16 of 16 Pages

HERA INTERNATIONAL INVESTMENTS
LTD.

By:	Citadel Limited Partnership,
its Portfolio Manager

By:	GLB Partners, L.P,
its General Partner

By:	Citadel Investment Group, L.L.C.,
its General Partner

By:	/s/ Kenneth Griffin
Kenneth Griffin, President

CITADEL WELLINGTON PARTNERS
L.P.

By:	Citadel Limited Partnership,
its General Partner

By:	GLB Partners, L.P,
its General Partner

By:	Citadel Investment Group, L.L.C.,
its General Partner

By:	/s/ Kenneth Griffin
Kenneth Griffin, President

Page 16 of 16 Pages